Exhibit 99.1

CONTACTS:	Tony Rossi	Charlie Mollo
	Financial Relations Board	Mobility Electronics
	310-854-8317	480-596-0061, ext. 153
	trossi@financialrelationsboard.com	cmollo@mobl.com

For Immediate Release

MOBILITY ELECTRONICS GROWS FOURTH QUARTER
REVENUES 54% YEAR OVER YEAR AND REPORTS
FIRST PROFITABLE QUARTER

FOURTH QUARTER HIGHLIGHTS

•	Quarterly sales increase 54% over same quarter of prior year, 8% over prior quarter

•	Net income of $0.03 per share

•	Consumer electronics power adapter unit sales increase 60% over prior quarter

•	Portable computer power adapter sales grow for eighth consecutive quarter, averaging approximately 40% sequential quarterly growth over past two years

•	Major new strategic alliance signed with Energizer shortly after quarter end

SCOTTSDALE, Ariz., February 10, 2005 – Mobility Electronics, Inc. (Nasdaq: MOBE), a leading provider of innovative portable power and computing solutions for the mobile electronic device user, today reported financial results for the fourth quarter ended December 31, 2004. Total revenue was $20.6 million in the fourth quarter of 2004, an increase of 54% over revenue of $13.4 million in the fourth quarter of 2003 (which excludes approximately $300,000 in revenues from operations that were discontinued during 2004).

Net income was $867,000, or $0.03 per share, in the fourth quarter of 2004, compared with a net loss of $656,000, or ($0.02) per share, in the same quarter of the prior year. The fourth quarter 2004 results include a write-down of approximately $610,000 primarily related to handheld hardware and portable computer battery inventory, two product areas being repositioned by the Company. The inventory write-down reduced the Company’s earnings per share in the fourth quarter of 2004 by approximately $0.02.

“At the beginning of the year, we set a goal to reach profitability in 2004, and we were very pleased to generate both positive net income and cash flow from operations in the fourth quarter,” said Charlie Mollo, President and Chief Executive Officer of Mobility Electronics. “Our Juice™ family of portable computer power adapters remains in strong growth mode, with unit shipments increasing for the eighth consecutive quarter. Consumer awareness continues to grow for the Juice family, which is driving significant sales growth through both our retail and OEM channels.

“We are also extremely pleased with the market acceptance of our new universal power adapters for consumer electronics (CE) devices. The CE products were primarily available at RadioShack in the fourth quarter, which had very strong sell-through, and our shipments of CE units increased 60% over the previous quarter. Along with our partners Motorola and RadioShack, we have recently signed and advanced new CE distribution arrangements, which we believe position us for increased profit contribution from the CE product area later this year and in 2006.

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“Finally, we signed a major new strategic alliance with Energizer shortly after the quarter ended. This alliance provides the foundation for us to expand the application of our itip™ technology to exciting new product areas in the battery market, as well as provide access to the hundreds of thousands of retail outlets that carry Energizer products. Over time, we believe this agreement has the potential to have at least as positive an impact on the Company as our RadioShack and Motorola alliances, if not greater,” said Mr. Mollo.

Product Area Highlights

•	Sales of power products, handheld connectivity products, and expansion and docking products represented 72%, 15%, and 9%, respectively, of overall company sales in the quarter.

•	Unit sales of the universal power adapters for portable computers increased approximately 23% on a sequential quarter basis, from approximately 267,000 units in the third quarter of 2004 to approximately 328,000 units in the fourth quarter of 2004. Revenue through OEM channels increased approximately 15% over the prior quarter.

•	Revenue from the sale of portable computer power adapters grew 22% from the third quarter of 2004. Average selling prices were consistent with prior quarters at about $41/unit and product gross margin (selling price less direct product costs) in this category was approximately 37%.

•	Revenue from the sale of CE power products was $1.1 million in the fourth quarter of 2004. Product gross margin associated with these sales was approximately 64%.

Power Product Development

During the fourth quarter of 2004, Mobility completed the development and began production of its small form factor AC only and DC only power products for sales through Targus (including the new Dell third party program), RadioShack, and Mobility’s direct iGo™ channel. In the coming quarters, these higher gross margin products will replace Mobility’s current larger form factor AC only and DC only power adapters.

In the CE area, Mobility completed development of the initial products for sale through its Motorola program, including two cigarette lighter adapters, an AC power adapter, and a low power AC/DC combination power adapter. These products have begun shipping to Motorola in the first quarter of 2005.

Finally, at the request of RadioShack, Mobility has commenced a redesign of the Juice family of portable computer power adapters to allow the tips currently packaged with each adapter to be used interchangeably across the entire portable computer power adapter family. This will allow RadioShack to offer their customers the ability to mix and match the tips separately from the adapters, similar to the way they currently offer CE adapters and tips. Mobility expects the new models with the common tip architecture to begin shipping in the second and/or third quarter of 2005.

Financial Highlights

Growth in revenue from $19.0 million in the third quarter of 2004 to $20.6 million in the fourth quarter was the result of an increase in power product revenues of $1.7 million, offset by a $100,000 decrease in aggregate sales of all other products. CE power adapter revenues, a

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component of power product revenues, decreased in the fourth quarter to $1.1 million from $1.7 million in the third quarter of 2004. This decrease was due to a product mix that included a much higher proportion of the DC only and AC only CE power adapters, which generate lower revenue for Mobility than the combination AC/DC CE power adapters.

Gross margin was 29.7% in the fourth quarter of 2004, compared to 30.5% in the fourth quarter of 2003 and 30.9% in the third quarter of 2004. The decrease in gross margin from the third quarter of 2004 is primarily attributable to the write-down of approximately $330,000 of handheld hardware inventory resulting in part from the continued consolidation of Mobility’s Boise operation in San Diego, as well as the write-down of approximately $280,000 of other miscellaneous inventory, composed primarily of portable computer batteries which Mobility has transitioned to a new fulfillment arrangement. The effect of these write-downs was to reduce gross margin in the fourth quarter of 2004 by 3.0 percentage points.

Total operating expenses in the fourth quarter of 2004 were $5.3 million, or 26% of revenue, compared to $4.6 million, or 35% of revenue, in the fourth quarter of 2003, and compared to $5.6 million, or 30% of revenue in the third quarter of 2004. The sequential quarter decrease in operating expenses is primarily attributable to lower research and development expenses related to the timing of release of new products, a reduction in legal expenses, and a reduction in bad debt expense associated with better than expected accounts receivable collection experience.

The Company’s cash and cash equivalents balance increased to $12.8 million at December 31, 2004 from $10.9 million at September 30, 2004. The Company continues to have no long-term debt and had a current ratio of 2.6 at December 31, 2004.

Outlook

In the first quarter of 2005, Mobility expects total revenue to be approximately $18 million and expects a loss per share of $0.01, excluding non-cash compensation expense. In addition, the Company expects to be EBITDA positive. Revenues are expected to be lower than the fourth quarter of 2004 primarily due to the absence of seasonal holiday sales, as well as a reduction in shipments of the Juice product family to RadioShack as older model inventory is reduced prior to the introduction of the new common tip architecture product family. Mobility expects to make a significant initial stocking shipment of the new models to RadioShack in the second and/or third quarter of 2005.

From a long-term perspective, the Company believes there are a number of major catalysts that it expects will drive further growth and profitability:

•	Continued growth in sales of portable computer power adapters through the OEM channel, which now includes programs for Dell, IBM, Apple, Toshiba, Sharp and Gateway

•	The expected rollout of Mobility’s CE products through Energizer’s distribution channels in the later part of 2005, and the anticipated introduction of jointly developed products with Energizer in late 2005 or early 2006

•	The expected rollout of Mobility’s CE products through Motorola’s distribution channels, which will provide the first penetration of wireless carriers and distributors, to occur throughout 2005

•	Anticipated continued growth of CE product sales through RadioShack, which will benefit from the development of alternative distribution channels, such as RadioShack’s kiosk programs with Sprint and Sam’s Club

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•	The expected rollout of CE products at RadioShack Canada and through the Targus channel, which will occur throughout 2005

•	The anticipated launch of the CE products with The Carphone Warehouse, Europe’s largest independent retailer of mobile communications. Mobility expects the CE products will be available in approximately 300 Carphone Warehouse stores by the end of the first quarter of 2005 and in approximately 1,300 stores by the end of 2005.

Commenting on Mobility’s outlook, Mr. Mollo said, “We made dramatic strides in 2004, and entering 2005, we believe we have an excellent foundation in place to take Mobility to the next level and further the adoption of our itip technology as a standard in the consumer electronics industry. Based on the strong sell through at RadioShack, we have achieved excellent consumer acceptance of our new CE power adapters that we believe will be replicated in other channels. With strategic partners such as RadioShack, Motorola, Energizer, and Targus, we have built a powerful itip standard support base and distribution network that will steadily increase the availability of the CE power adapters at major retailers, wireless carriers, and specialty stores around the world. We have excellent operating leverage, and as our increasing distribution drives unit volumes higher, we expect to see meaningful growth in the profit contribution of the CE power adapters and the overall profitability of the Company.”

About Mobility Electronics, Inc.

Mobility Electronics, Inc., based in Scottsdale, Arizona, is a rapidly growing developer and marketer of a broad range of innovative solutions for the mobile electronic device market (e.g., mobile phones, portable computers, smartphones, PDAs, digital cameras, etc.). The company’s innovative solutions include power adapters and hardware products for handheld devices, expansion and docking products for servers, desktop and portable computers, and other accessories for the mobile electronic device market.

Mobility Electronics’ brands include both the iGo and MAGMA™ product lines. iGo’s flagship products include the industry’s first combination AC/DC power adapter, Juice, as well as first-to-market handheld accessory products such as Pitch™. The company’s MAGMA line of patented expansion products enables the industry’s only PCI expansion solutions for servers, desktop and mobile computing users.

Mobility Electronics’ products are available to mobile electronic device users directly via the company’s online store (www.igo.com) as well as through the company’s global distribution base of leading resellers, retailers and OEM partners. For additional information on Mobility Electronics’ products and services, call 480-596-0061, or visit its Web site at www.mobilityelectronics.com.

Mobility Electronics is a registered trademark, and iGo, Juice, Pitch and MAGMA, are trademarks of Mobility Electronics, Inc. All other trademarks or registered trademarks are the property of their respective owners.

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this press release include our expectations regarding our future growth, the growth of the power adapter market and the other markets that we serve, our ability to capture a material share of the markets that we serve, the anticipated benefits of our strategic relationships with various customers, the demand for, and expected sales of, our products to various customers, including Motorola, RadioShack, Energizer, Targus, The Car Phone Warehouse, Dell and IBM, anticipated product development projects and expanded product offerings, such as our consumer electronic power products and the launch of these new products with Motorola and Energizer and in new distribution channels, the anticipated introduction of jointly developed products with Energizer in late 2005 or early 2006, the revenue, margin and expense projections and earnings estimates for the first

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quarter, and the anticipated growth, profitability and long-term prospects of our business. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, the loss of, and failure to replace, any significant customers; the timing and success of product development efforts and new product introductions; product developments, introductions and pricing of competitors; the timing of substantial customer orders; the availability of qualified personnel; the availability and performance of suppliers and subcontractors; the ability to expand and protect the company’s proprietary rights and intellectual property; the successful resolution of unanticipated and pending litigation matters; market demand and industry and general economic or business conditions; and other factors to which this press release refers. Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in our Annual Report on Form 10-K for the year ended December 31, 2003 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

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Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(000’s except per share data)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2004	2003	2004	2003
Net revenue	$20,559	$13,352	$70,213	$50,750

Gross profit	6,103	4,067	20,919	17,140

Selling, engineering and administrative expenses	5,278	4,622	21,673	20,357
Other income (expense), net	42	(25)	(36)	(23)

Income (loss) from continuing operations	867	(580)	(790)	(3,240)

Discontinued operations:
Loss from discontinued operations of handheld software product line	—	(76)	(466)	(329)

Net income (loss)	867	(656)	(1,256)	(3,569)
Beneficial conversion costs of preferred stock	—	—	—	(445)
Preferred stock dividend	—	—	—	(20)

Net income (loss) attributable to common stockholders	$867	$(656)	$(1,256)	$(4,034)

Net income (loss) per share — Diluted
Continuing operations	$0.03	$(0.02)	$(0.03)	$(0.16)
Discontinued operations	$—	$(0.00)	$(0.02)	$(0.01)
Total net income (loss) per share — Diluted	$0.03	$(0.02)	$(0.04)	$(0.17)

Weighted average common shares outstanding:
Basic	28,404	27,333	28,027	23,440
Diluted	29,916	27,333	28,027	23,440

Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(000’s)

	December 31,	December 31,
	2004	2003
	(unaudited)
ASSETS

Cash and cash equivalents	$12,768	$11,024
Accounts receivable, net	16,905	11,438
Inventories	7,513	8,240
Prepaid expenses and other current assets	443	311

Total current assets	37,629	31,013
Other assets, net	19,162	19,250

Total assets	$56,791	$50,263

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$14,253	$8,665
Long-term liabilities	463	526

Total liabilities	14,716	9,191

Total stockholders’ equity	42,075	41,072

Total liabilities and stockholders’ equity	$56,791	$50,263

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